Exhibit 23.2

To the Board of Directors

Health Sciences Group, Inc. and Subsidiaries

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement of Health Sciences Group, Inc., on Form S-8 to be filed with the Commission on or about May 7, 2004 of our Independent Auditors’ Report dated March 15, 2004 covering the financial statements of Health Sciences Group, Inc. and Subsidiaries for each of the two years in the period ended December 31, 2003, which is in its Form 10-KSB for the fiscal year ended December 31, 2003.

/s/ Stonefield Josephson, Inc.

STONEFIELD JOSEPHSON, INC.

CERTIFIED PUBLIC ACCOUNTANTS

Santa Monica, California

May 6, 2004